News Release

ATHENE RESOLVES PREVIOUSLY DISCLOSED MARKET CONDUCT EXAMINATION BY NEW YORK STATE DEPARTMENT OF FINANCIAL SERVICES

PEMBROKE, Bermuda – June 28, 2018 – Athene Holding Ltd. (NYSE: ATH) (“Athene”) announced today that Athene Life Insurance Company of New York (ALICNY) and First Allmerica Financial Life Insurance Company (FAFLIC), a subsidiary of Global Atlantic Financial Group, have agreed to a consent order with the New York State Department of Financial Services (NYSDFS). The agreement resolves a previously disclosed examination of ALICNY by the NYSDFS relating to a group of life policies reinsured to and administered by FAFLIC and its sub-contractor, DXC Technology (DXC).

In connection with the acquisition of Aviva USA in 2013, Athene reinsured a block of life policies to FAFLIC and its affiliates. The administration issues identified by the NYSDFS in the consent order resulted from the conversion by FAFLIC and DXC of these policies from legacy Aviva systems to DXC’s systems. Under the terms of the agreements, FAFLIC has financial responsibility for the block and is subject to administrative service requirements required by applicable law. The agreements also provide for indemnification to Athene, including for administration issues.

As part of the resolution of the matter, the parties agreed to a remediation plan with a value of up to $40 million to resolve issues experienced by affected policyholders. The consent order also provides for a $15 million civil penalty. Under the terms of the agreements between FAFLIC and Athene, FAFLIC bears financial responsibility for the settlement.

The activity in the consent order does not involve Athene’s new business, which is issued and administered by a separate New York entity, administration system and procedures.

Athene has a strong commitment and track record of providing high quality service to its policyholders and will continue to work with FAFLIC as the remediation matters are implemented.

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About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed and fixed indexed annuity products;

•	Reinsurance arrangements with third-party annuity providers; and

•	Institutional products, such as funding agreements and group annuity contracts related to pension risk transfers.

Proforma for the Voya transaction, as of March 31, 2018, Athene had total assets of approximately $113 billion. Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company and Athene Life Re Ltd., a Bermuda-domiciled reinsurer.
Further information about our companies can be found at www.athene.com.

Safe Harbor for Forward-Looking Statements
This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of AHL’s management and the management of AHL’s subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the accuracy of our assumptions and estimates; our ability to maintain or improve financial strength ratings; our ability to manage our business in a highly regulated industry; regulatory changes or actions; the impact of our reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the implementation and the accuracy of our interpretation of the Tax Act; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; our ability to protect our intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for our operations; and other factors discussed from time to time in AHL’s filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2017, and our quarterly report on Form 10-Q for the quarter ended March 31, 2018, which can be found at the SEC’s website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Media Contact:
Karen Lynn
+1 441-279-8460
+1 515-342-3910
klynn@athene.com

Amanda Steward
+1 515-342-6473
+1 575-344-6060
asteward@athene.com

Investor Relations Contact:
Paige Hart
+1 441.279.8527
+1 310.698.4478
phart@athene.com

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